Exhibit 16.1

March 24, 2021

Securities and Exchange Commission 100 F Street, NE

Washington, D.C. 20549 Commissioners:

We have read Vital Farms, Inc. and Subsidiaries’ statements included in the section entitled “Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Annual Report on Form 10-K filed on March 24, 2021, and we agree with such statements concerning our firm contained therein.

/s/ RSM US LLP